EXHIBIT 21

SUBSIDIARIES OF REGISTRANT

Name	State of Incorporation	Name Under Which Subsidiary Is Doing Business
Brownsville Shopping Center, Inc.	Texas	Brownsville Shopping Center, Inc.
Condev Mission, Inc.	Arkansas	Condev Mission, Inc.
Condev Nevada, Inc.	Nevada	Dillard’s
Dillard Store Services, Inc.	Arizona	Dillard’s
Construction Developers, Inc.	Arkansas	Construction Developers, Inc.
Dillard’s, Inc.	Delaware	Dillard’s
Dillard International, Inc.	Nevada	Dillard International, Inc.
Dillard Investment Co., Inc.	Delaware	Dillard Investment Co., Inc.
Dillard Dollars, Inc.	Arkansas	Dillard Dollars, Inc.
Dillard’s Travel, Inc.	Arkansas	Dillard’s Travel, Inc.
Dillard’s Nevada, Inc.	Nevada	Dillard’s Nevada, Inc.
Dillard’s Utah, Inc.	Utah	Dillard’s Utah, Inc.
Dillard’s Wyoming, Inc.	Wyoming	Dillard’s
The Higbee Company	Delaware	Dillard’s
J. B. Ivey & Company	North Carolina	Dillard’s
Pulaski Realty Company	Arkansas	Pulaski Realty Company
Gayfer Montgomery Fair Co.	Delaware	Dillard’s
Mercantile Operations, Inc.	Delaware	Mercantile Operations, Inc.
Ishawn Beauty School, Inc.	Missouri	Dillard’s
Dillard Credit Corp.	Louisiana	Dillard Credit Corp.
Mercantile Logistics Company, Inc.	Ohio	Mercantile Logistics Company, Inc.
U.S. Alpha, Inc.	Nevada	Dillard’s